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                                                                     EXHIBIT 4.3
                      AMENDMENT NO. 2 TO RIGHTS AGREEMENT

         This AMENDMENT NO.2, to the Rights Agreement ("Amendment No. 2") dated as of April 29, 2002 between Centex Corporation, a Nevada corporation (the "Company"), and Mellon Investor Services LLC (f/k/a ChaseMellon Shareholder Services, L.L.C.), as Rights Agent (the "Rights Agent"),

                                   WITNESSETH

         WHEREAS, the Company and the Rights Agent entered into a Rights Agreement dated as of October 2, 1996, as amended February 19, 1999 (the "Rights Agreement"); and

         WHEREAS, the purchase price for the Rights (as defined in the Rights Agreement) was originally $135.00 which upon giving effect to the stock split effective March 2, 1998, became $67.50 (the "Original Purchase Price"); and

         WHEREAS, pursuant to Section 27 of the Rights Agreement, the Board of Directors of the Company has authorized this Amendment No. 2, which will raise the Original Purchase Price from $67.50 to $210.00.

         NOW THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereto agree as follows:

         Section 1. Certain Definitions. Unless otherwise specifically defined herein, each term used herein which is defined in the Rights Agreement has the meaning assigned to such term in the Rights Agreement. Each reference to "hereof", "herein" and "hereby" and each other similar reference and each reference to "this Agreement" and each other similar reference contained in the Rights Agreement shall, after this Amendment No. 2 becomes effective, refer to the Rights Agreement as amended hereby.

         Section 2. Rights Agent. The first sentence of Section 2 of the Rights Agreement is hereby amended to delete the following words:

                  "and the holders of the Rights (who, in accordance with Section 3 hereof, shall prior to the Distribution Date also be the holders of the Common Shares)."

         Section 3. Exercise of Rights; Purchase Price; Expiration Date of Rights. Subsection (b) of Section 7 hereby amended in its entirety to read as follows:

         "(b) The Purchase Price for each Unit of Preferred Stock pursuant to the exercise of a Right shall initially be $210.00, and shall be subject to adjustment from time to time as provided in Sections 11 and 13(a) hereof and shall be payable in accordance with paragraph (c) below."



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         Section 4. Summary of Rights to Purchase Preferred Stock. The second paragraph to Exhibit C to the Rights Agreement is hereby amended to read in its entirety as follows:

         "In connection with the new rights plan, the Board of Directors declared a dividend distribution of one Right for each outstanding share of the Company's Common Stock, par value $.25 per share (the "Common Stock"), to stockholders of record at the close of business on October 15, 1996. Each Right entitles the registered holder to purchase from the Company a unit consisting of one two-hundredth of a share (a "Unit") of Junior Participating Preferred Stock, Series D, par value $.25 per share (the "Preferred Stock"), at a Purchase Price of $210.00 per Unit, subject to adjustment. The Purchase Price may be paid, at the option of the holder, in cash or shares of Common Stock having a value at the time of exercise equal to the Purchase Price. The description and terms of the Rights are set forth in a Rights Agreement (the "Rights Agreement") between the Company and Mellon Investor Services LLC (f/k/a ChaseMellon Shareholder Services, L.L.C.), as Rights Agent."

         Section 5. Governing Law. THIS AMENDMENT NO. 2 SHALL BE DEEMED TO BE A CONTRACT MADE UNDER LAWS OF THE STATE OF NEVADA AND FOR ALL PURPOSES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF SUCH STATE APPLICABLE TO CONTRACTS TO BE MADE AND PERFORMED ENTIRELY WITHIN SUCH STATE.

         Section 6. Counterparts. This Amendment No. 2 may be executed in any number of counterparts, each of which shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

         Section 7. Descriptive Headings. Descriptive headings of the several Sections of this Amendment No. 2 are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Amendment No. 2.

         Section 8. Effectiveness. This Amendment No. 2 shall become effective upon execution by each of the parties hereto of a counterpart hereof.


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         IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 2 to be duly executed and attested, all as of the day and year first above written.

                                          CENTEX CORPORATION

Attest:

By:  /s/ Kathleen B. McCamey              By: /s/ Raymond G. Smerge
     ---------------------------------       -----------------------------------
     Name: Kathleen B. McCamey            Name:  Raymond G. Smerge
     Title:   Assistant Secretary         Title: Executive Vice President,
                                                 Chief Legal Officer, General
                                                 Counsel and Secretary


                                          MELLON INVESTOR SERVICES LLC

Attest:

By:  /s/ Tim Reagan                       By: /s/ David M. Cary
     ---------------------------------       -----------------------------------
     Name: Tim Reagan                        Name: David M. Cary
     Title: Assistant Vice President         Title: Vice President